Exhibit 5.1

March 7, 2023

Board of Directors
OptiNose, Inc.
1020 Stony Hill Road, Suite 300
Yardley, Pennsylvania 19067

Ladies and Gentlemen:

In my capacity as Chief Legal Officer of OptiNose, Inc., a Delaware corporation (the “Company”), I have acted as counsel for the Company in connection with its registration statement on Form S‑8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the proposed offering of up to 5,517,174 shares of common stock, par value $0.001 per share (“Common Stock”) of the Company (the “Shares”), which includes (a) an additional 4,459,710 shares of Common Stock issuable pursuant to the Company’s Amended and Restated 2010 Stock Option Incentive Plan (the “2010 Plan”), (b) an additional 557,464 shares of Common Stock issuable pursuant to the Company’s 2017 Employee Stock Purchase Plan (the “2017 ESPP”), and (c) 500,000 shares of Common Stock issuable upon the exercise of a nonqualified stock option award granted to an employee of the Company as an inducement material to such individual's acceptance of employment with the Company (the “Inducement Award”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S‑K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, I have examined copies of such agreements, instruments and documents as I have deemed an appropriate basis on which to render the opinions hereinafter expressed. In my examination of the aforesaid documents, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to me, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to me as copies (including pdfs). As to all matters of fact, I have relied on the representations and statements of fact made in the documents so reviewed, and I have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. I express no opinion herein as to any other statutes, rules or regulations.

Based upon, subject to and limited by the foregoing, I am of the opinion that following (i) effectiveness of the Registration Statement, (ii) issuance of the Shares pursuant to the terms of the 2010 Plan, the 2017 ESPP or the Inducement Award, as applicable, and (iii) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors, or a duly authorized committee thereof, the 2010 Plan, the 2017 ESPP and the applicable award agreements, as applicable, the Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement. I assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not thereby admit that I am an “expert” within the meaning of the Act.

Very truly yours,

/s/ Michael F. Marino

Michael F. Marino
Chief Legal Officer of OptiNose, Inc.